Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF NOVEMBER 19, 2006
Among
THE TORONTO–DOMINION BANK,
BONN MERGER CO.
and
TD BANKNORTH INC.

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-ii-

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of November 19, 2006 (this “Agreement”), is by and among TD Banknorth Inc., a Delaware corporation (the “Company”), The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), and Bonn Merger Co., a Delaware corporation (“Merger Sub”);
     WHEREAS, the Company has authority to issue (i) 400,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), 228,353,416 of which were outstanding as of November 19, 2006, (ii) one share of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and together with the Company Common Stock, the “Company Common Shares”), which was outstanding as of the date hereof and (iii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), none of which are outstanding;
     WHEREAS, as of the date of this Agreement, Parent owns the outstanding share of Class B Common Stock and approximately 56.9% of the outstanding Company Common Stock;
     WHEREAS, Parent has, upon the invitation of the Designated Independent Directors Committee of the Board of Directors of the Company (the “Special Committee”), as established by the Amended and Restated Stockholders Agreement, dated as of August 25, 2004, among Banknorth Group Inc., Banknorth Delaware Inc. and Parent (the “Stockholders Agreement”), proposed to the Board of Directors of the Company that Parent or an affiliate acquire all of the shares of Company Common Stock not owned by Parent;
     WHEREAS, the Special Committee and the Board of Directors of the Company have each considered the transactions contemplated by this Agreement;
     WHEREAS, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) and the Special Committee, acting separately as contemplated by the Stockholders Agreement, (i) has determined that it is fair to and in the best interests of the Company and the holders of Company Common Stock, other than Parent and its affiliates, to consummate the merger (the “Merger”) of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and (ii) has approved this Agreement and the Merger and the other transactions contemplated hereby; and
     WHEREAS, each of the Board of Directors of the Company (acting upon the recommendation of the Special Committee), the Special Committee, and the Board of Directors of Merger Sub have approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, and the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the provisions of the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name “TD Banknorth Inc.”
     Section 1.02 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, at 10:00 a.m. New York City time on the third business day after all of the conditions set forth in Article VII have been satisfied or, subject to applicable law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions) in accordance with this Agreement or (ii) at such other place and time and/or on such other date as Parent and the Company may agree (the “Closing Date”). Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger).
     Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, without further act or deed, all the property, rights, immunities, privileges, powers, franchises and licenses of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
     Section 1.04 Certificate of Incorporation; By-laws.
     (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (other than the corporate name, which shall remain “TD Banknorth Inc.”) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided in the DGCL and such Certificate of Incorporation.
     (b) By-laws. At the Effective Time, the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated so as to read in their entirety in the form of the By-laws of Merger Sub as in effect immediately prior to the Effective Time and, as so amended and restated, shall be the By-laws of the Surviving Corporation until thereafter amended as provided in the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-laws.
     Section 1.05 Directors and Officers.
     (a) Directors. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL.
     (b) Officers. From and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation and the DGCL.
     Section 1.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; DEPOSIT;
DISCLOSURE SCHEDULES
     Section 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:
     (a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancellation of Company Owned Stock; Conversion of Parent Owned Stock. All shares of Company Common Stock that are held in the treasury of the Company (other than (x) Company Common Shares held by any direct or indirect wholly owned subsidiary of the Company (which shares, in the aggregate, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation) and (y) shares of Company Common Stock owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and other than any shares of Company Common Stock held in respect of a debt previously contracted) shall be canceled and shall cease to exist without any consideration being payable therefor. All shares of Company Common Stock held by Parent or any wholly owned subsidiary of Parent (other than shares of Company Common Stock owned, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary or custodial capacity that are beneficially owned by third parties and other than any shares of Company Common Stock held in respect of a debt previously contracted), in the aggregate, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b)), shall be converted into the right to receive from the Surviving Corporation $32.33 in cash (the “Merger Consideration”) without interest thereon upon surrender of the certificate previously representing such share of Company Common Stock as provided in Section 2.02(c). As of the Effective Time, all shares of Company Common Stock (other than (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate (a “Certificate”) which immediately prior to the Effective Time represented any such share of Company Common Stock (other than Certificates representing (i) Dissenting Shares, if applicable, and (ii) shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.
     (d) Treatment of Class B Common Stock. The share of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     Section 2.02 Exchange Procedures. (a) At and after the Effective Time, each Certificate formerly representing shares of Company Common Stock shall (except for shares of Company Common Stock canceled or converted into common stock of the Surviving Corporation in accordance with Section 2.01(b) and subject to applicable law in the case of Dissenting Shares) represent only the right to receive the Merger Consideration, without interest.
     (b) At or prior to the Effective Time, Parent shall or shall cause Merger Sub to deposit, or cause to be deposited, with a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of the Certificates, funds in the aggregate amount to be paid pursuant to this Article II in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the Exchange Fund.
     (c) As promptly as practicable after the Effective Time but in no event later than two business days following the Effective Time, the Surviving Corporation shall send or cause to be sent to each holder of record of shares of Company Common Stock (other than shares that are to be canceled or converted into common stock of the Surviving Corporation pursuant to Section 2.01(b)) immediately prior to the Effective Time transmittal materials for use in exchanging Certificates for the Merger Consideration. The Surviving Corporation shall cause any check in respect of the Merger Consideration (together with any dividends or other distributions to which holders become entitled in accordance with this Article II upon surrender of such Certificate) which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Paying Agent of Certificates formerly representing such shares of Company Common Stock (or indemnity reasonably satisfactory to the Surviving Corporation and the Paying Agent, if any of such Certificates are lost, stolen or destroyed) owned by such stockholder, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, and thereafter such Certificate shall be canceled. In the event of a transfer of ownership of the shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest will be paid on any such cash to be paid pursuant to this Article II upon such delivery. The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of Certificates such taxes (if any) as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code, or any provision of United States, state or local tax law or non-U.S. tax law (other than a Canadian withholding tax imposed by virtue of Parent being created, organized or doing business in Canada). To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificates.
     (d) Subject to Section 2.04, at the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the Merger Consideration and any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time (or, with respect to shares of Company Common Stock converted into common stock of the Surviving Corporation in accordance with Section 2.01(b), as expressly provided in Section 2.01(b)). From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.02 together with any dividends or other distributions to which the holder becomes entitled in accordance with this Article II upon the surrender of such Certificates.
     (e) Any funds (including any interest with respect thereto) which have been made available to the Paying Agent and that remain unclaimed by the former stockholders of the Company for six months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of the Merger Consideration in respect of each share of Company Common Stock formerly held by such stockholder as determined pursuant to this Agreement, in each case, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Company, Merger Sub or the Surviving Corporation shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the Surviving Corporation or Parent, as the case may be, the posting by such person of a bond in such amount as the Paying Agent, the Surviving Corporation or Parent, as the case may be, may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent, the Surviving Corporation or Parent, as the case may be, shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of such Certificate.
     (g) Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.02 to pay for shares of Company Common Stock for which appraisal rights have been perfected in accordance with Section 262 of the DGCL shall be returned to the Surviving Corporation upon demand.
     (h) The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided, that in the case of any losses incurred in the Exchange Fund as a result of such investments, Parent shall, or shall cause the Surviving Corporation, to take all actions necessary (including by depositing additional cash) to ensure that the Exchange Fund includes cash sufficient to satisfy the obligations of Parent and the Surviving Corporation to pay the Merger Consideration payable pursuant to this Article II and any dividends or other distributions to which holders become entitled in accordance with this Article II upon the surrender of Certificates. Any interest and other income resulting from such investments shall be paid to or at the direction of the Surviving Corporation.
     Section 2.03 Company Stock Options; Company Restricted Shares, Deferred Stock Units and Restricted Stock Units; ESPP.

     (a)  Stock Options.
          (i) Cash-Out Options. At the Effective Time, each option (and any stock appreciation rights associated therewith) to purchase a share of Company Common Stock that would in accordance with its terms expire no later than December 31, 2008 (a “Cash-Out Option” and, collectively, the “Cash-Out Options”) outstanding and unexercised as of the Effective Time granted pursuant to the Amended and Restated 2003 Equity Incentive Plan, the 1996 Equity Incentive Plan, as amended, the Amended and Restated Banknorth Group, Inc. 1995 Stock Option Plan for Non-Employee Directors and any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of options with respect to Company Common Stock (collectively, the “Company Stock Option Plans”) shall vest and be converted into the right to receive at the Effective Time the product of (i) the excess (rounded to the nearest $0.01), if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Cash-Out Option and (ii) the number of shares of Company Common Stock subject to such Cash-Out Option. All payments made pursuant to this Section 2.03(a)(i) shall be reduced by all withholding taxes required by law to be withheld.
          (ii) Rollover Options. At the Effective Time, each option (and any stock appreciation right associated therewith) to purchase a share of Company Common Stock other than a Cash-Out Option (a “Rollover Option,” collectively, the “Rollover Options” and, together with the Cash-Out Options, the “Options”) outstanding and unexercised as of the Effective Time granted pursuant to the Company Stock Option Plans , whether or not vested or exercisable, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option to acquire a number of common shares of Parent (“Parent Common Shares”), at a per share exercise price, as provided below (a “Converted Option”):
     (A) the number of Parent Common Shares to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to the Option multiplied by (y) the Exchange Ratio (as defined below), provided that any fractional Parent Common Shares resulting from such multiplication shall be rounded down to the nearest whole share; and
     (B) the exercise price per Parent Common Share under the Converted Option shall be equal to (x) the exercise price per share of Company Common Stock under the Option divided by (y) the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.
     (iii) “Exchange Ratio” shall mean the Merger Consideration divided by the Valuation Weighted Average Share Price. Valuation Weighted Average Share Price shall mean the average of the daily weighted average prices for the Parent Common Shares on the Toronto Stock Exchange, based on the trading data published in the Toronto Stock Exchange Daily Record, for the ten consecutive full trading days (the “Valuation Period”) ending on the third business day prior to the Effective Time (for the sake of clarity, such third business day shall be considered the last full trading day included within the Valuation Period), rounded to the nearest three decimal places and converted into United States dollars using the spot exchange rate reported in The Wall Street Journal (or such other publication as may be mutually agreed by Parent and the Company), for each applicable day, on the business day immediately following such day.
     (iv) In the case of any Rollover Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. In all events, the Rollover Options shall be converted into Converted Options in a manner intended to be compliant with Section 409A of the Code and any guidance issued thereupon by the U.S. Department of Treasury and the Toronto Stock Exchange, if necessary (it being understood, however, that in no event shall Parent seek shareholder approval of the treatment of the Rollover Options pursuant to Section 2.03(a)(ii) above). Except as otherwise provided in this Section 2.03(a), the duration and other terms of each Converted Option shall be the same as the applicable Rollover Option except that all references to the Company shall be deemed to be references to Parent.
     (v) Notwithstanding the foregoing, in the event that Parent determines within 30 days after the date hereof, that the treatment of the Rollover Options pursuant to Section 2.03(a)(ii) above would require the approval of the shareholders of Parent under the rules of the Toronto Stock Exchange, or would involve material tax, legal or accounting risks or material costs to Parent, Parent shall, by written notice delivered to the Company at least 10 days after the date of such determination, cause all Rollover Options to terminate and be cashed out at the Effective Time pursuant to the methodology provided in Section 2.03(a)(i) relating to Cash-Out Options, rather that being amended or adjusted pursuant to Section 2.03(a)(ii).
     (b) Restricted Shares, Deferred Stock Accounts and Restricted Stock Units.
          (i) Restricted Shares. At the Effective Time, each share of restricted stock (a “Restricted Share” and, collectively, the “Restricted Shares”) outstanding as of the Effective Time issued pursuant to a Company Stock Option Plan or any other equity-based plans or agreements of or with the Company or any of its Subsidiaries providing for the granting of restricted stock awards with respect to Company Common Stock (collectively, the “Company Equity Plans” and together with the Company Stock Option Plans, the “Company Stock Plans”), to the extent not already vested, shall vest and be converted into the right to receive at the Effective Time the Merger Consideration. All payments made pursuant to this Section 2.03(b)(i) shall be reduced by all applicable withholding taxes.
          (ii) Deferred Stock Accounts. At the Effective Time, each notional stock account with respect to Company Common Stock under the Company deferred compensation plan shall cease to represent a notional investment in shares of Company Common Stock and shall be converted into a notional cash account equal to the product of (x) the number of shares of Company Common Stock subject to such stock account multiplied by (y) the Merger Consideration, and thereafter, the other hypothetical investment options under the plan shall be available for the hypothetical amounts formerly in a participant’s notional stock account.

          (iii) Restricted Stock Units under the Company Equity Plans. At the Effective Time, each restricted stock unit in respect of Company Common Stock or, in the case of awards granted under the 2005 Performance-Based Restricted Share Unit Plan of TD Banknorth Inc., Parent Common Shares (a “Restricted Stock Unit” and, collectively, the “Restricted Stock Units”), granted pursuant to the Company Stock Plans, including those granted under the TD Banknorth Inc. Amended and Restated 2003 Equity Incentive Plan (the awards being the “2003 RSUs” and such plan being the “2003 Equity Plan”), that is outstanding immediately prior to the Effective Time will be amended or adjusted to provide that (i) each Restricted Stock Unit (to the extent not already denominated in Parent Common Shares) will be valued with reference to Parent Common Shares, rather than valued with reference to shares of Company Common Stock and (ii) the number of notional Parent Common Shares subject to such amended or adjusted award will be equal to the product of (x) the number of notional shares of Company Common Stock in respect of such award immediately prior to amendment or adjustment multiplied by (y) the Exchange Ratio. Moreover the performance criteria relating to Restricted Stock Units will be adjusted as follows:
     (A) With respect to performance-based 2003 RSUs awarded in March 2005, performance for the first two-year performance period (January 2005 — December 2006) will be based on the Company’s actual performance (as currently contemplated under the terms of such awards). The Parent and the Company will work together in good faith to adjust or amend the performance measure applicable to such awards for the third and final year of their performance period to be the same or substantially similar to those used under the 2005 Performance Based Restricted Share Plan of The Toronto-Dominion Bank (the “PSU Plan”), which uses the Parent’s relative Total Shareholder Return (as defined in the PSU Plan) for the period November 1, 2006 to October 31, 2007 compared to a peer group (currently defined as the four other large Canadian banks), with the performance calculation performed in the same manner as the calculation under the PSU Plan and the performance factor to be applied being not less than 80 percent or greater than 120 percent (the “Parent PSU Performance Methodology”).
     (B) With respect to performance-based 2003 RSUs awarded in January 2006, performance for the first year performance period (January 2006 to December 2006) will be based on the Company’s actual performance (as currently contemplated under the terms of such awards). The Parent and the Company will work together in good faith to adjust or amend the performance measure under the Plan for the second and third years of the performance period to be the same or substantially similar to the Parent PSU Performance Methodology (over the Parent’s fiscal year).
     (C) With respect to Restricted Stock Units granted pursuant to the 2005 Performance Based Restricted Share Unit Plan of TD Banknorth Inc., performance for the first two-year performance period (January 2005 — December 2006) will be based on the Company’s actual performance (as currently contemplated under the terms of such awards). The Parent and the Company will work together in good faith to adjust or amend the performance measures applicable to such awards for the third and final year of their performance period to be the same or substantially similar to the Parent PSU Performance Methodology (over the Parent’s fiscal year); provided that such awards will be settled as if “target” (i.e. 100%) performance had been achieved throughout their entire performance period, if such settlement would be more favorable to holders (other than holders whose award agreements were amended on January 31, 2006).
     (c) ESPP. The Company shall take any and all actions with respect to the Company’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that (i) at the end of the offering period in effect as of the date of this Agreement (which ends December 31, 2006), the ESPP shall be suspended and no new offering period shall commence under the ESPP prior to the termination of this Agreement and (ii) the ESPP shall terminate as of immediately prior to the Effective Time (if not sooner terminated at the Company’s discretion). The Company shall not permit any increase in participant deferral elections or any new participant enrollments in the ESPP on or after the date hereof.
     (d) General. Prior to the Effective Time or at the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.03, provided that the Company shall not (and shall not be required to) pay any consideration or incur any debts or obligations on behalf of the Company or Surviving Corporation (or Parent) and as of the Effective Time, the Company shall, in consultation with Parent, remove, or cause to be removed from each and every plan, program, agreement or arrangement any right of any participant thereunder to invest in, or receive a distribution in, Company Common Stock.
     Section 2.04 Shares of Dissenting Stockholders. (a) Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who properly demands and perfects appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to appraisal under the DGCL, and instead shall be entitled to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If, after the Effective Time, any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest, the Merger Consideration, in accordance with Section 2.01 (together with any dividends or other distributions to which holders of Certificates become entitled in accordance with this Article II upon the surrender of such Certificates).
     (b) The Company shall give Merger Sub and Parent (i) prompt notice of any notices or demands (or withdrawals of notices or demands) for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The

Company shall not, without prior written consent of Merger Sub and Parent, make any payments, or settle, offer to settle or otherwise negotiate, with respect to any such demands.
     (c) From and after the Effective Time, holders of Dissenting Shares shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL and any dividend or other distribution with respect to the Company Common Stock with a record date occurring prior to the Effective Time.
     Section 2.05 Adjustment of Merger Consideration. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and any other number or amount which is based upon the number of shares of Company Common Stock shall be appropriately adjusted.
     Section 2.06 Disclosure Schedules. (a) Prior to the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub, and Parent and Merger Sub have delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and, in the case of Parent and Merger Sub, the “Parent Disclosure Schedule”) setting forth, among other things, in each case with respect to specified sections of this Agreement, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent and Merger Sub, or to one or more of such party’s covenants contained in Article V; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.06(b), and (ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to the Company or Parent, respectively. Matters disclosed in any particular section of a Disclosure Schedule shall be deemed to have been disclosed in any other section with respect to which such matter is relevant so long as the relevance of such disclosure is readily apparent.
     (b) No representation of the Company contained in Article III (other than Section 3.02(a), which shall be true in all material respects, and Section 3.10, which shall be true and correct in all respects) or of Parent or Merger Sub contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Parent or Merger Sub, has had or would be reasonably likely to have a Material Adverse Effect with respect to the Company or Parent, respectively. For all purposes of determining whether any facts or events contravening a representation or warranty contained herein constitute, individually or in the aggregate, a Material Adverse Effect, representations and warranties contained in Article III (other than Section 3.10) or IV shall be read without regard to any reference to materiality or to Material Adverse Effect set forth therein.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:
     Section 3.01 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a bank holding company and a financial holding company registered under the United States Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     (b) The copies of the amended and restated certificate of incorporation and the by-laws of the Company that have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.
     (c) Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, each Subsidiary of the Company (i) is duly organized and validly existing as a national bank, corporation or partnership and is in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of the Company, copies of which have been made available to Parent, are true, complete and correct as of the date of this Agreement.
     (d) Except for its ownership of TD Banknorth, N.A., the Company does not own, either directly or through its Subsidiaries, any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of TD Banknorth, N.A. are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

     Section 3.02 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, (ii) one share of Class B Common Stock and (iii) 5,000,000 shares of Company Preferred Stock. As of the date of this Agreement, there were 228,353,416 shares of Company Common Stock outstanding, one share of Class B Common Stock outstanding and no shares of Company Preferred Stock outstanding, and 22,557,161 shares of Company Common Stock held in the Company’s treasury. No other Company Common Shares or shares of Company Preferred Stock were issued or outstanding. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (x) an aggregate of 9,728,603 shares of Company Common Stock reserved for issuance upon the exercise of stock options pursuant to the Company Stock Option Plans and (y) an aggregate of 40,540 shares of Company Common Stock reserved for issuance pursuant to the ESPP. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company owns any shares of Company Common Stock (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held in satisfaction of a debt previously contracted). No Restricted Shares have been granted under the Company’s Company Stock Plans, except for restricted shares granted to non-employee directors or grants that have previously vested prior to the date hereof.
     (b) As of the date of this Agreement, except as set forth above or in Section 3.02(b) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or Company Preferred Stock or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company’s capital stock (including any rights plan or agreement) or equity-based awards based upon Company Common Stock. Section 3.02(b) of the Company Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding stock options pursuant to the Company Stock Option Plans and all other equity or equity-based awards (including restricted stock units) relating to Company Common Stock, the names of the optionees or grantees, the date each such option or other award was granted, the number of shares subject to each such option or underlying each such other award, the price at which each such option may be exercised (or base price with respect to stock appreciation rights), and the date on which each option is last exercisable and each other award is scheduled to be settled or become free of restrictions (as applicable).
     (c) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof (except, in the case of TD Banknorth, N.A., as provided in 12 U.S.C. Section 55). Neither the Company nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any

Subsidiary of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.
     (d) Except for the Company’s ownership in its Subsidiaries, for securities held for the benefit of third parties in trust accounts, managed accounts and the like and for securities acquired after the date of this Agreement in satisfaction of debts previously contracted in good faith, neither the Company nor any of its Subsidiaries beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any corporation, firm, partnership, joint venture or other entity.
     (e) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Company shareholders may vote are outstanding.
     Section 3.03 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the requisite vote of holders of Company Common Shares specified in paragraph (c) below and the filing and recordation of appropriate merger documents under applicable law, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action and no other corporate proceedings on the part of the Company (other than, in the case of this Agreement, the Company Stockholder Approval (as defined below) and the filing and recordation of appropriate merger documents as required by the DGCL) are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries or (ii) assuming that the consents and approvals and waiting periods referred to in Section 3.04 are duly obtained or satisfied, violate any statute (including Section 203 of the DGCL), code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results or effects, upon notice or lapse of time, or both) upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, permit, concession, franchise, or other instrument (“Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

     (c) The vote of holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and the Merger is the adoption of this Agreement by (i) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Shares entitled to vote thereon, (ii) the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock not Beneficially Owned (as defined in the Stockholders Agreement) by Parent and its affiliates and (iii) the affirmative vote or consent of Parent, as the holder of the outstanding share of Class B Common Stock (collectively, the “Company Stockholder Approval”).
     Section 3.04 Consents and Approvals. Except for (a) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form and a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) the Company Stockholder Approval, (d) approval by the Board of Bank Incorporation of the Commonwealth of Massachusetts (the “Massachusetts Approval”), (e) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors, (f) such additional consents and approvals set forth in Section 3.04 of the Company Disclosure Schedule, and (g) consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company, no consents, authorizations or approvals of or filings or registrations with any supranational, federal, state, local or foreign court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a “Governmental Entity”), or of or with any other person by or on behalf of the Company, are necessary in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby.
     Section 3.05 Reports. (a) The Company and each of its Subsidiaries have filed all material reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (a) the SEC, (b) any domestic or foreign industry self-regulatory organization or stock exchange (“SRO”) and (c) any other federal, state, local or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2005. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report, registration or statement filed by, or relating to any examinations by any such Governmental Entity of, the Company or any of its Subsidiaries.
     Section 3.06 Financial Statements. The financial statements of the Company (including any related notes thereto) included in the Company Reports fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC.
     Section 3.07 Company Action. (a) The Special Committee (i) has been duly authorized and constituted and (ii) at a meeting duly called and held has (A) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock and (B) recommended that this Agreement and the transactions contemplated hereby should be approved and adopted by the holders of Company Common Stock.
     (b) The Board of Directors of the Company (at a meeting duly called and held), acting upon the recommendation of the Special Committee, has by the requisite vote of directors under the DGCL, the Company’s Certificate of Incorporation and By-laws, and the Stockholders Agreement (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and directed that such matter be submitted for consideration by the stockholders of the Company at the Company Meeting. The Special Committee has taken all action required to be taken by it in order to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 2.2 of the Stockholders Agreement.
     Section 3.08 Opinion of Financial Advisor. The Board of Directors of the Company and the Special Committee have received the opinion, dated as of the date hereof, of Sandler, O’Neill & Partners, L.P. (the “Special Committee Financial Advisor”), to the effect that, as of the date thereof, and subject to the matters set forth therein, the Merger Consideration is fair to the holders of the Company Common Stock, other than Parent and its affiliates, from a financial point of view.
     Section 3.09 Broker’s Fees. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated hereby, except that the Company has retained the Special Committee Financial Advisor. True, complete and correct copies of all agreements with the Special Committee Financial Advisor relating to any such fees have previously been furnished to Parent.

     Section 3.10 Absence of Certain Changes or Events. Except as disclosed in the Company Reports (as defined in Section 3.13) filed prior to the date of this Agreement, since December 31, 2005, no event has occurred and no fact or circumstance has come to exist or come to be known which, directly or indirectly, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Article III or otherwise), has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company.
     Section 3.11 Legal Proceedings. (a) Except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against the Company or any of its Subsidiaries or (ii) for which the Company or any of its Subsidiaries has a material obligation to indemnify any person, that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     (b) There is no injunction, order, judgment or decree imposed upon the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 3.12 Employee Benefit Plans; ERISA.
     (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each Company Benefit Plan. With respect to such Company Benefit Plans, the Company has made available, or within 30 days after the execution hereof will make available, to Parent a true and correct copy of (A) such Company Benefit Plan, (B) the most recent annual report (Form 5500) filed with the IRS, (C) each trust agreement relating to the Company Benefit Plan, (D) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.
     (b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company Benefit Plans has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification, and (iii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against any Company Benefit Plan.
     (c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, no Company Benefit Plan exists that could result in the payment to any present or former employee,

director or independent consultant of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the transaction contemplated by this Agreement. Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee or director of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code. In connection with the transaction contemplated by this Agreement or otherwise, no current or former employee or director of the Company or its Subsidiaries has the right to compel the Company or any of its Subsidiaries to fund (by reason of, or pursuant to, a grantor trust or any other funding mechanism) any benefit provided, or to be provided, to such employee or director.
     (d) All Options were granted with an exercise price per share of Company Common Stock that was equal to or in excess of the fair market value per share of Company Common Stock as of the date of grant of such Option to the extent required by applicable law, accounting rules or Section 409A of the Code, and each of the Company Benefit Plans subject to Code Section 409A has been administered in all material respects in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1 or the proposed regulations issued thereunder.
     (e) Prior to the execution of this Agreement, each of William J. Ryan, Peter J. Verrill, Stephen J. Boyle and Carol L. Mitchell has entered into a written amendment (or otherwise effective modification) to his or her Retention Agreement or Employment Agreement, as applicable, in the form previously provided to and previously found acceptable by Parent.
     Section 3.13 SEC Reports. No final registration statement, prospectus, report, schedule or definitive proxy statement filed since January 1, 2004 by the Company or any of its Subsidiaries with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (such Act, the “Exchange Act” and such registration statements, prospectuses, reports, schedules or definitive proxy statements, the “Company Reports”), or communication mailed by the Company to its stockholders since January 1, 2004, as of the date of filing or mailing, as the case may be, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), all Company Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.
     Section 3.14 Licenses; Compliance with Applicable Law. The Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations which are material to the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in material default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and, except as disclosed in the Company Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above.
     Section 3.15 Agreements with Regulatory Agencies. Except as set forth in Section 3.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity, that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Company Regulatory Agreement.
     Section 3.16 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against in the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 or in the unaudited financial statements included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, June 30, 2006, or September 30, 2006, and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any material liability of any nature.
     Section 3.17 Tax Matters. (a) (i) All material Tax Returns required to be filed by or on behalf of the Company and each of its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings), (ii) all such Tax Returns are complete and accurate in all material respects, and (iii) all amounts shown on such Tax Returns as due have been fully and timely paid.
     (b) There is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries.
     (c) For purposes of this Agreement:
          (i) “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental or taxing authority.
          (ii) “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
     Section 3.18 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledge that neither the

Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub, including with respect to such other information made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as disclosed in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:
     Section 4.01 Corporate Organization. (a) Parent is duly organized and validly existing as a bank under the laws of Canada. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now conducted. The charter of Parent is the Bank Act (Canada). The copy of the by-laws of Parent that has previously been made available to the Company is a true, complete and correct copy of such document as in effect as of the date of this Agreement.
     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has not owned any properties or assets other than in connection with the transactions contemplated by this Agreement, and has engaged in no other business other than in connection with the transactions contemplated by this Agreement. Merger Sub is a wholly owned Subsidiary of Parent.
     Section 4.02 Authority; No Violation. (a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     (b) The consummation of the transactions contemplated hereby has been duly and validly approved by the Board of Directors of each of Parent and Merger Sub. No other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders are necessary to consummate the transactions contemplated hereby.
     (c) The execution and delivery of this Agreement by Parent and Merger Sub has been duly and validly authorized in accordance with applicable law and duly and validly approved by all necessary action and no other proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.
     (d) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger, or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate the charter, bylaws or other organizational documents of Parent or Merger Sub, as applicable, or (ii) assuming that the consents and approvals and waiting periods referred to in Section 4.03 are duly obtained or satisfied, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (or have any of such results upon notice, or lapse of time or both) upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.
     Section 4.03 Consents and Approvals. Except for (a) the filing with the SEC of the Proxy Statement in definitive form and the Schedule 13E-3, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) the Company Stockholder Approval, (d) the Massachusetts Approval, (e) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal or state securities laws relating to the regulation of broker-dealers, investment companies and investment advisors, and (f) consents, authorizations, approvals, filings and registrations the failure of which to obtain or make would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect with respect to Parent, no consents, authorizations or approvals of or filings or registrations with any Governmental Entity or, of or with any other person by or on behalf of Parent or Merger Sub, are necessary in connection with the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby.
     Section 4.04 Financing. As of the Closing Date, Parent will have and will make available to Merger Sub all the funds necessary to perform its obligations under this Agreement, including consummating the transactions contemplated by this Agreement on the terms contemplated hereby and paying of all of its fees and expenses relating to such transactions.
     Section 4.05 Litigation; Regulatory Action. (a) No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or any of its Subsidiaries and, to its Knowledge, no such litigation, claim or other proceeding has been threatened, in each case that would or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     (b) Neither Parent nor any of its Subsidiaries or properties, is a party to or is subject to any material order, decree, agreement, memorandum of understanding or similar arrangement with, or a material commitment letter or similar undertaking to, or extraordinary supervisory letter from, or has adopted any material board resolutions at the request of, any Regulatory Agency or other Governmental Entity (each a “Parent Regulatory Agreement”).
     (c) Neither Parent nor any of its Subsidiaries has been advised since January 1, 2005 by any Regulatory Agency that such Regulatory Agency or any other Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Parent Regulatory Agreement.
     Section 4.06 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that neither of Parent or Merger Sub nor any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, including with respect to such other information made available to the Company in connection with the transactions contemplated by this Agreement.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     Section 5.01 Conduct of Business Prior to the Effective Time. During the period from and including the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or as may be required by applicable law or regulation or as directed in writing by an executive officer of Parent, the Company shall, and shall cause its Subsidiaries to, (a) conduct their business only in the usual, regular and ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact their business organization, employees and advantageous business relationships and retain the services of their key officers and key employees and (c) use reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted following the Effective Time.
     Section 5.02 Forbearances of the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.02 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by applicable law or regulation, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which, except in the case of clause (b), shall not be unreasonably withheld or delayed):
     (a) (i) other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the long-term indebtedness of any other person (other than deposits and similar liabilities, indebtedness of the Company’s Subsidiaries to the Company or any of its wholly owned Subsidiaries and indebtedness under existing lines of credit and renewals or extensions thereof), or (ii) make, or commit to make, any capital expenditures, obligations or liabilities, except in accordance with the capital expenditure budgets previously provided to Parent or approved by the Board of Directors of the Company prior to the date hereof;
     (b) (i) adjust, split, combine or reclassify any capital stock; (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stocks, make, declare or pay any dividend (except (A) regular quarterly cash dividends

(with record and payment dates consistent with past practice, provided that the Company will cooperate with Parent to attempt to avoid the occurrence of a payment date for a dividend otherwise permitted by this paragraph (b) occurring after the Effective Time) at a rate not in excess of $0.22 per share of Company Common Stock per quarter; (B) dividends paid by partially owned trust affiliates on outstanding capital securities in accordance with the terms of such securities; and (C) dividends paid by any wholly owned Subsidiary of the Company so long as such dividends are only paid to the Company or any of its other wholly owned Subsidiaries; provided that no such dividend shall cause TD Banknorth, N.A. to cease to qualify as a “well-capitalized” institution under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 and the applicable regulations thereunder) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; or (iii) enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;
     (c) grant any additional Options, Restricted Shares or Restricted Stock Units or grant any person any right to acquire any shares of its capital stock or any right the value of which is based on the value of shares of its capital stock, or issue any additional shares of capital stock, other than with respect to issuances by a wholly owned Subsidiary of the Company of its capital stock to the Company; except in each case (i) pursuant to the exercise of Options outstanding as of the date hereof or settlement of Restricted Stock Units or deferred stock units outstanding as of the date hereof, in each case as set forth in Section 3.02(b) of the Company Disclosure Schedule, or (ii) to the extent required as of the date of this Agreement pursuant to the Company’s ESPP, 401(k) Plan, Restricted Stock Plan for Non-employee Directors or deferred compensation plan;
     (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including capital stock in any Significant Subsidiaries of the Company, to any person other than a direct or indirect wholly owned Subsidiary, or cancel or release any material indebtedness to any such person or any claims held by any such person, except (i) internal reorganizations, liquidations or consolidations involving existing Subsidiaries of the Company or (ii) pursuant to contracts or agreements in force at the date of this Agreement and set forth in Section 5.02 of the Company Disclosure Schedule;
     (e) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity other than a wholly owned Subsidiary; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, liquidations or consolidations involving existing Subsidiaries, (B) foreclosures and other debt-previously-contracted acquisitions in the ordinary course of business consistent with past practice or (C) purchases of investment securities in the ordinary course of business consistent with past practice;
     (f) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material lease, contract or agreement, or make any material change in any of its material leases, contracts or agreements, other than renewals of leases, contracts or agreements without material changes of terms;
     (g) other than as required pursuant to existing agreements or as otherwise required by applicable law, (i) increase the compensation or fringe benefits of any present or former director, officer or employee of the Company or its Subsidiaries (except for increases in salary or wages of employees (other than employees who are party to a Retention Agreement or Employment Agreement) in the ordinary course of business consistent with past practice); (ii) grant any severance or termination pay to any present or former director, officer or employee of the Company or its Subsidiaries except (A) as required pursuant to the terms of any Company Benefit Plan or (B) for severance or termination pay, consistent with past practice, to any employee of the Company or its Subsidiaries (other than any officer of the Company) in connection with terminations of employment in the ordinary course of business; (iii) loan or advance any money or other property to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, any director, officer or employee of the Company or its Subsidiaries, other than in the ordinary course of business consistent with past practice and consistent with loans made in the ordinary course of the business of the Company and its Subsidiaries; or (iv) except to the extent set forth in Section 5.02 of the Company Disclosure Schedule, establish, adopt, enter into, waive any provision of, amend or terminate any Company Benefit Plan (including the waivers referenced in Section 3.12(e)) or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, provided that the Company may amend any Company Benefit Plan to the extent necessary to avoid the imposition of tax and interest penalties under Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits earned and vested as of December 31, 2004);
     (h) settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;
     (i) change its methods, practices or policies of financial or tax accounting in effect at December 31, 2005, except as required by changes in GAAP, law or regulation, as concurred in by the Company’s independent public accountants in the case of changes in financial accounting or as set forth in Section 5.02 of the Company Disclosure Schedule;
     (j) adopt or implement any amendment to its articles or certificate of incorporation, articles of association, bylaws (or similar documents) or any plan of consolidation, merger, reorganization, share exchange or complete or partial liquidation (or a letter of intent or agreement in principle with respect thereto) other than as expressly provided herein in connection with the Merger;
     (k) except as otherwise expressly permitted elsewhere in this Section 5.02, engage or participate in any material transaction (other than furnishing information and participating in discussions to the extent permitted by Section 6.03) or incur or sustain any material obligation, in each case other than in the ordinary course of business consistent with past practice;
     (l) take any action that is intended or at the time it is taken may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or take any intentional action which would adversely affect or delay in any material respect the ability of Parent, Merger Sub or the Company to obtain any required regulatory approval; or
     (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.02.
     Section 5.03 Covenants of Parent. During the period from and including the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement, Parent shall, and shall cause its Subsidiaries to, (a) not take, or agree to, or make any commitment to take, any action, without the prior written consent of the Company as approved by the Special Committee (which consent shall not be unreasonably withheld or delayed), that is intended or at the time it is taken may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, (b) take no intentional action which would adversely affect or delay in any material respect, the ability of Parent, Merger Sub or the Company to obtain any required regulatory approval and (c) use its reasonable best efforts to obtain any third party approvals that are necessary or appropriate for the Surviving Corporation to conduct the business of the Company and its Subsidiaries as currently conducted following the Effective Time. Notwithstanding anything to the contrary herein, no action taken or failure to take any action by the Company or any of its Subsidiaries at the written direction of an executive officer of Parent, or at the direction of the Board of Directors of the Company and approved by a majority of the Class B Directors (as defined in the Certificate of Incorporation of the Company), shall be considered in determining whether the conditions to the obligations of Parent and Merger Sub to complete the Merger set forth in Article VII have been satisfied.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.01 Stockholders’ Meeting. (a) The Company shall take all lawful action to call and hold a meeting of its stockholders (the “Company Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement. The Company, through its Board of Directors and the Special Committee, shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Stockholder Approval in favor of adoption of this Agreement, including recommending that the stockholders of the Company vote in favor of the adoption of this Agreement. However, if the Board of Directors of the Company, acting upon the recommendation of the Special Committee (after consultation by such committee with outside counsel), determines in good faith that, because of the receipt after the date of this Agreement by the Company of an Acquisition Proposal (as defined in Section 6.03) that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (as defined in

Section 6.03), it would result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then the Board of Directors of the Company may submit this Agreement to its stockholders without such recommendation; provided that the Board of Directors of the Company (or any committee thereof) may not take any actions under this sentence until after giving Parent at least 5 business days to respond to any such Acquisition Proposal (and after giving Parent notice of the latest material terms, conditions and third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the approval and adoption of this Agreement.
     (b) Parent shall, and shall cause its Subsidiaries to, vote (or consent with respect to) any shares of Company Common Stock and Class B Common Stock beneficially owned by it, or with respect to which it has the power (by agreement, proxy or otherwise) to vote or cause to be voted (or to provide a consent) (other than any such shares held in trust accounts, managed accounts and the like for the benefit of third parties), in favor of the approval and adoption of this Agreement at any meeting of the stockholders of the Company at which this Agreement shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting).
     Section 6.02 Regulatory Matters. (a) Parent, Merger Sub and the Company shall cooperate in preparing preliminary proxy materials, including the information required by Schedule 13E-3, relating to the Company Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and the Schedule 13E-3. The Company shall, as soon as practicable, file (after receiving Parent’s consent thereto, not to be unreasonably withheld or delayed) the Proxy Statement and Parent, Merger Sub and the Company shall, as soon as practicable, jointly file the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to respond to any comments of the SEC (after providing Parent and Merger Sub (in the case of a response by the Company) or the Company (in the case of a response by Parent or Merger Sub) with a reasonable opportunity to review and comment thereon) and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company shall notify Parent and Merger Sub as promptly as practicable of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 for additional information and shall supply Parent and Merger Sub with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company will cause the Proxy Statement and the Schedule 13E-3 (other than portions relating to Parent or Merger Sub) to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Company Meeting (including any requirement to amend or supplement the Proxy Statement) and the Schedule 13E-3. Parent and Merger Sub will cause those portions of the Proxy Statement and the Schedule 13E-3 relating to Parent and Merger Sub to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the Schedule 13E-3.

Without limiting the generality of the foregoing, each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated hereby and such further and supplemental information as may be reasonably requested by the other party and shall promptly notify the other party of any change in such information. The Company, as to itself and its Subsidiaries, and Parent and Merger Sub, as to themselves and each of their Subsidiaries, agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain (i) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement, the Schedule 13E-3 or any amendment or supplement thereto. If at any time prior to the Company Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, the Company (or, in the case of the Schedule 13E-3, the Company, Parent and Merger Sub) shall promptly prepare and, to the extent required by law, rule or regulation, the Company shall mail to its stockholders such an amendment or supplement; provided, that no such amendment or supplement to the Proxy Statement or the Schedule 13E-3 will be made by the Company without Parent’s prior consent, not to be unreasonably withheld or delayed.
     (b) Subject to Section 6.01(a) hereof, the Company shall include in the Proxy Statement the recommendation of the Company’s Board of Directors and the Special Committee that the stockholders of the Company approve and adopt this Agreement.
     (c) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, no later than 20 calendar days after the date hereof, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities, if any, which are necessary or advisable to consummate the transactions contemplated hereby, and to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent, the Company and Merger Sub shall, to the extent practicable, consult each other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company, Merger Sub or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

     (d) Parent, Merger Sub and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.
     Section 6.03 No Solicitation. From and after the date hereof, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or any of its Subsidiaries or acquisition of any capital stock or any material portion of the assets of the Company or any of its Subsidiaries, or any combination of the foregoing (any such proposal or transaction, other than any such proposal by Parent, Merger Sub or their respective directors, officers, employees, agents and representatives, an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or agreement to any Acquisition Proposal; provided, however, that at any time prior to the Company Meeting the Company may furnish information and hold discussions in respect of any such proposal received that was not solicited or knowingly encouraged by the Company if (x) the Special Committee determines in good faith, following consultation with counsel, that failure to do so would constitute or result in a breach of its fiduciary duties under applicable law and (y) prior to providing any information pursuant to this proviso, the Company shall have entered into a confidentiality agreement with such third party on customary terms. The Company will promptly (within one business day) following receipt of any Acquisition Proposal advise Parent of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis (and, in any event, within 48 hours of the occurrence of such developments, discussions or negotiations). For purposes of this Agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of the Company, acting upon the recommendation of the Special Committee (after consultation by such committee with its financial advisors and legal advisors), concludes in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on the terms proposed, without taking into account whether or not Parent would acquiesce to such transaction; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in this Section 6.03, except that “Acquisition Proposal” shall only be deemed to refer to a transaction involving the acquisition of a majority of the voting securities of the Company or all or substantially all of the consolidated assets of the Company and its Subsidiaries.

     Section 6.04 Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or similar organizational documents shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers, or employees in effect as of the date hereof (as set forth in Section 6.04(a) of the Company Disclosure Schedule), and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
     (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries (an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law, and upon receipt from an Indemnified Party of any required undertaking), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, to the fullest extent which such Indemnified Parties would be entitled under applicable law.
     (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policy of directors’ and officers’ liability insurance maintained as of the date hereof by the Company (the “Current Policy”) (provided that the Surviving Corporation may substitute therefor policies with a substantially equivalent insurer of at least the same coverage and amounts containing terms, including scope of coverage, and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events that existed or occurred at or before the Effective Time. Alternatively, with the prior written consent of Parent, the Company may purchase prior to the Effective Time, and, following the Effective Time, the Surviving Corporation shall maintain, a fully pre-paid six-year “tail” policy to the Current Policy, which tail policy shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain the same or superior coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent or superior to, the coverage set forth in the Current Policy.
     (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 6.04 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
     (e) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 6.04. In the event that the Surviving Corporation is liquidated or dissolved in accordance with applicable laws and regulations, then proper provision shall be made so that Parent shall assume the obligations of the Surviving Corporation set forth in this Section 6.04. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.04 is not prior to, or in substitution for, any such claims under any such policies.
     Section 6.05 Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of:
     (a) the receipt of any material notice or other material communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby;
     (b) the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and
     (c) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the party, threatened against Parent, Merger Sub or the Company which seeks to prohibit or prevent consummation of the transactions contemplated hereby;
in each case, to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, that the delivery of any notice pursuant to this Section

6.05 shall not be deemed to be an amendment of this Agreement or any Section in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.
     Section 6.06 Public Announcements. Prior to the Closing, Parent, Merger Sub and the Company shall not issue any press release or make any public statement with respect to this Agreement or any of the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by law or regulation or any listing agreement with the New York Stock Exchange (“NYSE”) or the Toronto Stock Exchange, as applicable and, in such case, shall use their reasonable best efforts to consult with all the parties hereto prior to such release or statement being issued. The parties shall agree on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.
     Section 6.07 Exchange Act and NYSE Filings. Unless an exemption shall be expressly applicable, or unless Parent, Merger Sub or the Company, as the case may be, agrees otherwise in writing, Parent, Merger Sub and the Company and their respective affiliates will timely file with the SEC and the NYSE all reports required to be filed pursuant to the rules and regulations of the SEC and NYSE (including all required financial statements). Such reports and other information filed by a party shall, with respect to information contained therein relating to such party and its Subsidiaries, comply in all material respects with all of the requirements of the SEC and NYSE rules and regulations, and when filed, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in either case with respect to information contained therein relating to such party and its Subsidiaries.
     Section 6.08 Reasonable Best Efforts. Subject to the terms and conditions hereof, each of the Parent, Merger Sub and the Company will use their reasonable best efforts to take all action necessary and to do all things necessary, proper or desirable, or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable the consummation of the transactions contemplated hereby.
     Section 6.09 Performance by Merger Sub. Parent shall cause Merger Sub to perform its obligations hereunder.
     Section 6.10 Takeover Statutes. The Company will take all steps necessary to exempt (or continue the exemption of) the Merger, this Agreement and the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable “moratorium”, “control share”, “fair price” or other anti-takeover laws and regulations of any state or, upon the reasonable request of Parent, any non-U.S. jurisdiction, as now or hereafter in effect.
     Section 6.11 Employee Benefits. (a) From the Effective Time until December 31, 2008, Parent shall provide, or shall cause to be provided, to all employees of the Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) compensation and employee benefit plans, programs and arrangements that are, in the aggregate, no less favorable than those generally provided to such employees immediately prior to the Effective Time, excluding any benefits provided pursuant to the ESPP.
          (b) Parent shall honor, or cause to be honored, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries under the Company Benefit Plans.
          (c) From and after the Effective Time, Parent shall cause each compensation and/or benefit plan, program, agreement or arrangement in which Continuing Employees are eligible to participate after the Effective Time to take into account for purposes of eligibility, vesting and benefit accruals the service of such Continuing Employees with the Company and its Subsidiaries (and any predecessor entities) prior to the Effective Time to the same extent as such service was credited generally for such purpose by the Company and its Subsidiaries; provided that (i) service credit for benefit accruals shall not be applicable to any defined benefit plan, other than any Company Benefit Plan as in effect on the date hereof, and (ii) nothing herein shall require or result in the duplication of benefits provided to any such Continuing Employees.
          (d) Except as otherwise provided in this Section 6.11, nothing contained in this Section 6.11 shall be interpreted as preventing Parent from (i) amending, modifying or terminating any Company Benefit Plan or any other contract, agreement or commitment of the Company in accordance with its terms and applicable law or (ii) terminating the employment of any Continuing Employee following the Effective Time, with benefits provided in accordance with the terms of any relevant benefit plans.
          (e) The provisions of Section 6.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including employees of the Company), other than the parties hereto and their permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to matters provided for in this Section 6.11) under or by reason of any provision of this Agreement.
     Section 6.12 Stockholders Agreement. The Stockholders Agreement shall terminate and be of no further force or effect upon the Effective Time, without the need for any action or writing by any party thereto.
ARTICLE VII
CONDITIONS PRECEDENT
     Section 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

     (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.
     (c) The Massachusetts Approval shall have been obtained and shall remain in full force and effect.
     Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligation of each of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 2.06(b), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified earlier date, in which case such representations and warranties shall be true as of such earlier date) as though made on and as of the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects each of the obligations required to be performed by the Company under this Agreement on or prior to the Closing Date and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
     Section 7.03 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. Subject to the standard set forth in Section 2.06(b), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of a specified earlier date, in which case such representations and warranties shall be true as of such earlier date) as though made on and as of the Closing Date; and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub, as the case may be, to such effect.
     (b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects each of the obligations required to be performed by it under this Agreement at or prior to the Closing Date and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of Parent and Merger Sub, as the case may be, to such effect.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:
     (a) by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;
     (b) by either the Company (provided that such termination has been approved by the Special Committee) or Parent if (i) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or (ii) the Board of Bank Incorporation of the Commonwealth of Massachusetts shall have denied the grant of the Massachusetts Approval and such denial shall have become final and nonappealable;
     (c) by either the Company (provided that such termination has been approved by the Special Committee) or Parent if the Merger shall not have been consummated on or before June 30, 2007, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
     (d) by either the Company (provided that such termination has been approved by the Special Committee) or Parent if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (in the case of Parent) or Parent or Merger Sub (in the case of the Company), which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the date referred to in Section 8.01(c); provided that such breach, if occurring or continuing on the Closing Date, would constitute, individually or in the aggregate with other such breaches occurring prior to such time and then continuing, the failure of the conditions set forth in Sections 7.02(a) or 7.02(b), or 7.03(a) or 7.03(b), as applicable;
     (e) by either the Company (provided that such termination has been approved by the Special Committee) or Parent, if the Company Meeting shall have been held and the holders of Company Common Shares shall have failed to adopt this Agreement by the vote specified in Section 7.01(a) at such meeting (including any adjournment or postponement thereof in accordance with applicable law); provided, that Parent shall not have the right to terminate this Agreement under this Section 8.01(e) if Parent has failed to comply with Section 6.01(b); and
     (f) by Parent, if (i) the Board of Directors of the Company shall have failed to recommend adoption of this Agreement by the stockholders of the Company, or the

Board of Directors of the Company or any committee thereof (including the Special Committee) shall have withdrawn, modified or qualified (or resolved to withdraw, modify or qualify) in any manner adverse to Parent such recommendation of the adoption of this Agreement or made any other public statement in connection with the Company Meeting inconsistent with such recommendation (or shall have resolved to do so), whether or not permitted by this Agreement, or (ii) the Company shall have materially breached its obligations under Section 6.01 by failing to call, give notice of, convene and hold the Company Meeting in accordance with Section 6.01.
     Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that this Section 8.02 and Article IX shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub, nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement; provided that in no event shall any party hereto be liable for any punitive damages.
     Section 8.03 Amendment; Waiver. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that any agreements which by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time in accordance with their terms, and those set forth in Section 8.02 and this Article IX shall survive termination indefinitely.

     Section 9.02 Expenses. Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.
     Section 9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):
     if to Parent or Merger Sub:
The Toronto-Dominion Bank
Toronto-Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K IA2, Canada
Telecopy: (416) 308-1943
Attention: Christopher A. Montague
with a copy (which shall not constitute notice) to
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Telecopy: 212-455-2502
Attention: Lee Meyerson
                 Ellen Patterson
if to the Company:
TD Banknorth Inc.
Two Portland Square
Portland, Maine 04101
Telecopy: (207) 828-7020
Attention: Carol L. Mitchell
with a copy (which shall not constitute notice) to
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopy: 212-403-2000
Attention: Edward D. Herlihy
                 Lawrence S. Makow

and
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, NW
Washington, DC 20005
Telecopy: 202-347-2172
Attention: Gerard L. Hawkins
     Section 9.04 Definitions and Usage. (a) the term: (i) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;
     (ii) “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares which such person beneficially owns, as defined in Rule 13d-3 under the Exchange Act;
     (iii) “business day” means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in Portland, Maine, USA or Toronto, Ontario, Canada;
     (iv) “Code” means the Internal Revenue Code of 1986, as amended;
     (v) “Company Benefit Plans” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, retention, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former employee, director or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits and under which the Company or any of its Subsidiaries has any present or future liability.
     (vi) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise;
     (vii) “Material Adverse Effect” means,
        (A) with respect to the Company, any effect that (1) is or is reasonably likely to be material and adverse to the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole other than any change, effect, event or occurrence arising out of the performance by the parties of their obligations under this Agreement or (2) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and
        (B) with respect to Parent, any effect that would prevent or materially impair or materially delay the ability of Parent and Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby;
provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and other laws of general applicability or published interpretations thereof by courts or governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (iii) in the case of Parent only, changes in Canadian generally accepted accounting principles, (iv) the announcement of this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party to this Agreement taken with the prior written consent of the other parties to this Agreement, in contemplation of the transactions contemplated hereby, (vi) any outbreak or escalation of hostilities (including any declaration of war by the United States) or act of terrorism, and (vii) changes in prevailing interest rates, currency exchange rates or general economic conditions, or the occurrence of other events or developments affecting banks and their holding companies generally except to the extent that such changes, events or developments have an adverse effect on the Company and its Subsidiaries taken as a whole that is materially greater than the adverse effect on comparable entities.
     (viii) “person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and
     (ix) “Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC. Notwithstanding the foregoing, for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed Subsidiaries or Significant Subsidiaries of Parent.
     (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
2003 Equity Plan	2.03(b)(iii)
2003 RSUs	2.03(b)(iii)
Acquisition Proposal	6.03
Action	6.04(b)
affiliate	9.04(a)(i)
Agreement	Preamble
beneficial owner	9.04(a)(ii)

TERM	SECTION
BHCA	3.01(a)
business day	9.04(a)(iii)
Cash-Out Options	2.03(a)(i)
Certificate	2.01(c)
Certificate of Merger	1.02
Class B Common Stock	Recitals
Closing	1.02
Closing Date	1.02
Code	9.04(a)(iv)
Company	Preamble
Company Benefit Plans	9.04(a)(v)
Company Common Shares	Recitals
Company Common Stock	Recitals
Company Disclosure Schedule	2.06(a)
Company Equity Plans	2.03(b)(i)
Company Meeting	6.01(a)
Company Preferred Stock	Recitals
Company Regulatory Agreement	3.15
Company Reports	3.13
Company Stockholder Approval	3.03(c)
Company Stock Option Plans	2.03(a)(i)
Company Stock Plans	2.03(b)(i)
Continuing Employees	6.11(a)
Contract	3.03(b)
control	9.04(a)(vi)
Converted Option	2.03(a)(ii)
Current Policy	6.04(c)
DGCL	Recitals
Dissenting Shares	2.04(a)
Effective Time	1.02
ERISA	9.04(v)
ESPP	2.03(c)
Exchange Act	3.13
Exchange Fund	2.02(b)
Exchange Ratio	2.03(a)(iii)
GAAP	3.06
Governmental Entity	3.04(g)
Indemnified Party	6.04(b)
Liens	3.02(c)
Litigation	9.09(a)
Massachusetts Approval	3.04(d)
Material Adverse Effect	9.04(a)(vii)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
NYSE	6.06

TERM	SECTION
Options	2.03(a)(ii)
Parent	Preamble
Parent Common Shares	2.03(a)(ii)
Parent Disclosure Schedule	2.06(a)
Parent PSU Performance Methodology	2.03(b)(iii)(A)
Parent Regulatory Agreement	4.05(b)
Paying Agent	2.02(b)
person	9.04(a)(viii)
Proxy Statement	6.02(a)
PSU Plan	2.03(b)(iii)(A)
Regulatory Agencies	3.05(c)
Restricted Share	2.03(b)(i)
Restricted Stock Unit	2.03(b)(iii)
Rollover Option	2.03(a)(ii)
Schedule 13E-3	3.04
SEC	3.04(a)
Special Committee	Recitals
Special Committee Financial Advisor	3.08
SRO	3.05
Stockholders Agreement	Recitals
Subsidiary	9.04(a)(ix)
Superior Proposal	6.03
Surviving Corporation	1.01
Tax	3.17(c)(i)
Tax Return	3.17(c)(ii)
Valuation Period	2.03(a)(iii)
     (c) A fact, event, circumstance or occurrence shall be within a person’s “Knowledge” if, with respect to the Company or any of its Subsidiaries, such fact, event, circumstance or occurrence is or was actually known, after due inquiry, by any of the Company’s or the relevant Subsidiary’s executive officers or directors, or, with respect to the Parent or any of its Subsidiaries, such fact, event or circumstance or occurrence is or was actually known, after due inquiry, by any of Parent’s or the relevant Subsidiary’s executive officers or directors.
     (d) The symbol “$” and the word “dollar” or “dollars” shall refer to the lawful currency of the United States of America.
     (e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to any statute shall be to such statute as amended from time to time, and to the rules and regulations promulgated thereunder.
     Section 9.05 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

     Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the major economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
     Section 9.07 Entire Agreement; Assignment. This Agreement (including the Parent Disclosure Schedule and the Company Disclosure Schedule, which are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein) and the Stockholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, which shall not be unreasonably withheld, except that Merger Sub may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent or Merger Sub; provided, that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.
     Section 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and the respective heirs, executors and administrators of such persons and may be enforced by such persons).
     Section 9.09 Governing Law; Consent to Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in New Castle County and the courts of the United States of America located in the District of Delaware, for any action, proceeding or investigation in any court or before any Governmental Entity (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 9.09, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
     (b) Notwithstanding the foregoing, nothing in this Agreement shall be deemed consent by any party to jurisdiction in any litigation initiated, or service of process, by any person who is not a party hereto.
     Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.13 Construction. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TD BANKNORTH INC.
By:	/s/ William J. Ryan
	Name:	William J. Ryan
	Title:	Chairman and Chief Executive Officer

THE TORONTO–DOMINION BANK
By:	/s/ W. Edmund Clark
	Name:	W. Edmund Clark
	Title:	President and Chief Executive Officer

BONN MERGER CO.
By:	/s/ Norie Campbell
	Name:	Norie Campbell
	Title:	Vice President and Secretary